Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-108141


                           PROSPECTUS SUPPLEMENT NO. 8
                     TO PROSPECTUS DATED SEPTEMBER 12, 2003

                                  $230,000,000

                             RF MICRO DEVICES, INC.

                1.50% CONVERTIBLE SUBORDINATED NOTES DUE 2010 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


     This prospectus supplement relates to the resale by the selling securityholders of 1.50% convertible subordinated notes due 2010 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2003 and the prospectus supplements dated
September  23,  2003,  October 3, 2003,  October 14,  2003,  October  28,  2003,
November 10, 2003, November 25, 2003 and March 23, 2004, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

                            ------------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


            The date of this prospectus supplement is April 12, 2004

                             SELLING SECURITYHOLDERS

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes by the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                                                                               PERCENTAGE
                                      PRINCIPAL                                                                    OF
                                      AMOUNT AT                    NUMBER OF                   SHARES TO BE    BENEFICIAL
                                      MATURITY                     SHARES OF                   BENEFICIALLY    OWNERSHIP
                                      OF NOTES                      COMMON     TOTAL SHARES     OWNED AFTER      AFTER
                                    BENEFICIALLY     PERCENTAGE      STOCK     BENEFICIALLY     COMPLETION     COMPLETION
                                     OWNED THAT       OF NOTES    THAT MAY BE   OWNED PRIOR      OF THIS         OF THIS
             NAME                    MAY BE SOLD     OUTSTANDING   SOLD (1)     TO OFFERING      OFFERING      OFFERING (2)
 ------------------------------     -------------   ------------   ----------- --------------   ------------   ------------

Pyramid Equity Strategies Fund
25 Deforest Avenue                     $750,000           *           98,301        98,301            0             0
Summit, NJ  07901

DB Equity Opportunities Master
     Portfolio Ltd.
25 Deforest Avenue                   $3,000,000         1.3%         393,206       393,206            0             0
Summit, NJ  07901

DEAM Convertible Arbitrage
25 Deforest Avenue                   $1,500,000           *          196,603       196,603            0             0
Summit, NJ  07901


     Any other holder of notes or future
     transferee, pledgee, donee or successor
     (3) (4)

         ------------------
         * Less than 1%

     (1) Assumes conversion of all of the holder's notes offered hereby at a conversion rate of 131.0685 shares per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of the Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 185,808,476 shares of common stock outstanding as of February 9, 2004. In calculating this amount, we also treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     (3) Information about other selling securityholders will be set forth in additional prospectus supplements, if required by applicable law.

     (4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.